Exhibit 3.1(a)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RECEPTOS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Receptos, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That this corporation was originally incorporated pursuant to the General Corporation Law on September 26, 2008 under the name “Receptor Pharmaceuticals, Inc.”

2.                                      That this corporation most recently filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on November 9, 2009.

3.                                      That the Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is Receptos, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 113,532,927 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 87,919,397 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”), 39,375,697 of which are designated “Series A Preferred Stock” and 48,543,700 of which are designated “Series B Preferred Stock.”  The Series A Preferred Stock and Series B Preferred Stock are referred to herein collectively as the “Series Preferred.”

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.                                    COMMON STOCK

1.                                      General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                                      Voting.

2.1                               The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.

2.2                               No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California Corporations Code.  During such time or times that the Corporation is subject to Section 2115(b) of the California Corporations Code, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

2.3                               The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.                                    SERIES PREFERRED

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.                                      Dividends.

1.1                               The holders of Series B Preferred Stock and Series A Preferred Stock shall be entitled to receive, pari passu with one another and prior and in preference to the holders of Common Stock and out of funds legally available therefor, dividends at a rate equal to (i) $0.0824 per calendar year on each outstanding share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Series B Dividend”) and (ii) $0.056 per calendar year on each outstanding share of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Series A Dividend”); provided, however, that (i) the Series B Dividend and the Series A Dividend shall be payable only when, as and if declared by the Board of Directors of the Corporation (the “Board”) and (ii) any rights of the holders of Series B Preferred Stock and Series A Preferred Stock to the Series B Dividend and Series A Dividend, respectively, shall be noncumulative.

1.2                               The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) (i) each holder of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, (x) the Series B Dividend with respect to such holder’s shares of Series B Preferred Stock for the then current calendar year and (y) that dividend on such holder’s shares of Series B Preferred Stock as would equal the product of (A) the dividend payable on each share of Common Stock and (B) the number of shares of Common Stock issuable upon conversion of such holder’s shares of Series B Preferred Stock pursuant to Section 4, in each case calculated on the record date for determination of holders entitled to receive such dividend, and (ii) each holder of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, (x) the Series A Dividend with respect to such holder’s shares of Series A Preferred Stock for the then current calendar year and (y) that dividend on such holder’s shares of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of Common Stock and (B) the number of shares of Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock pursuant to Section 4, in each case calculated on the record date for determination of holders entitled to receive such dividend.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1                               Payments to Holders of Series Preferred.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock and Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with one another and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the following:

2.1.1                     an amount per share of Series B Preferred Stock equal to the greater of (i) $1.03, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock (the “Series B Original Issue Price”), plus any dividends declared but unpaid thereon, or (ii) such amount as would have been payable with respect to the Common Stock issuable upon conversion of such share of Series B Preferred Stock had all outstanding shares of Series

Preferred been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the aggregate amount payable to holders of shares of Series B Preferred Stock pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”); and

2.1.2                     an amount per share of Series A Preferred Stock equal to the greater of (i) $0.70, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock (the “Series A Original Issue Price”), plus any dividends declared but unpaid thereon, or (ii) such amount as would have been payable with respect to the Common Stock issuable upon conversion of such share of Series A Preferred Stock had all outstanding shares of Series Preferred been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the aggregate amount payable to holders of shares of Series A Preferred Stock pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).

Upon the payment of the Series B Liquidation Preference and the Series A Liquidation Amount, the holders of Series B Preferred Stock and Series A Preferred Stock shall not be entitled to any further payment.  If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders are insufficient to permit payment to the holders of shares of Series B Preferred Stock and Series A Preferred Stock of the full amount to which they are entitled pursuant to the foregoing Subsection 2.1.1 and Subsection 2.1.2, then the holders of shares of Series B Preferred Stock and Series A Preferred Stock shall share ratably in any distribution of the assets of the Corporation available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution as if all amounts payable on or with respect to such shares were paid in full.

2.2                               Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of the Series B Liquidation Amount and the Series A Liquidation Amount to the holders of shares of Series B Preferred Stock and Series A Preferred Stock, respectively, as provided in Section 2.1, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3                               Deemed Liquidation Events.

2.3.1                     Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least sixty percent (60%) of the outstanding shares of Series Preferred taken together as one class (a “Required Majority”) elect otherwise by written notice sent to the Corporation prior to the effective date of any such event:

(a)                                 a merger or consolidation in which

(i)                                     the Corporation is a constituent party or

(ii)                                  a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)                                 the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2                     Effecting a Deemed Liquidation Event.

(a)                                 The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

(b)                                 In the event of a Deemed Liquidation Event referred to in Subsections 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series B Preferred Stock and Series A Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series B Preferred Stock and Series A Preferred Stock, and (ii) unless requested otherwise by a Required Majority in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed

Liquidation Event, to redeem all outstanding shares of Series B Preferred Stock and Series A Preferred Stock at a price per share equal to the Series B Liquidation Amount or Series A Liquidation Amount, respectively.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock and Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock and Series A Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  If applicable: (i) the Corporation shall send written notice of the mandatory redemption to each holder of record of Series B Preferred Stock and Series A Preferred Stock not less than 20 days prior to the 150th day after the Deemed Liquidation Event at issue, which notice shall state: (1) the number of shares of Series B Preferred Stock and Series A Preferred Stock held by the holder that the Corporation shall redeem on such 150th day; (2) the specific day set for redemption (i.e., such 150th day) and the redemption price (i.e., the Series B Liquidation Amount or the Series A Liquidation Amount, as applicable); and (3) that the holder is to surrender to the Corporation, in the manner and at the place designated, such holder’s certificates representing shares of Series B Preferred Stock and Series A Preferred Stock; and (ii) on or before such 150th day, each holder of shares of Series B Preferred Stock and Series A Preferred Stock to be redeemed on such 150th day (unless such holder has, prior to such 150th day and subject to the provisions of Subsection 4.1.2, exercised such holder’s right to convert such shares as provided in Section 4) shall surrender such holder’s certificates representing such shares (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Corporation’s notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificates as the owner thereof.  In the event less than all of the shares of Series B Preferred Stock or Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock or Series A Preferred Stock, as applicable, shall promptly be issued to such holder.  If the Corporation’s redemption notice shall have been duly given, and if on the applicable redemption date (i.e., the 150th day as aforesaid) the redemption price (i.e., the Series B Liquidation Amount or the Series A Liquidation Amount as aforesaid and as applicable) is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock or Series A Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after such redemption date terminate, except only the right of the holders to receive such redemption price without interest upon surrender of their certificates therefor.  Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3                     Amount Deemed Paid or Distributed.  If the amount deemed paid or distributed under this Section 2.3 is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(a)                                 For securities not subject to investment letters or other similar restrictions on free marketability,

(i)                                     if traded on a securities exchange (including the NASDAQ Stock Market), the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-period ending three days prior to the closing of such transaction;

(ii)                                  if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(iii)                               if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board, including at least a majority of the Series Preferred Directors.

(b)                                 The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (a) above so as to reflect the approximate fair market value thereof.

2.3.4                     Allocation of Escrow.  In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.                                      Voting.

3.1                               General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred held by such holder are convertible pursuant to

Section 4 as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series Preferred shall vote together with the holders of Common Stock as a single class.

3.2                               Election of Directors.  The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation (the “Series A Directors”); the holders of record of the shares of Series Preferred, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (together with the Series A Directors, the “Series Preferred Directors”); and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation.  Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  If the holders of shares of Series A Preferred Stock, Series Preferred or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, Series Preferred or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.  The holders of record of the shares of Common Stock and shares of Series Preferred, voting together as a single class (on an as-converted to Common Stock basis), shall be entitled to elect the balance of the total number of directors of the Corporation.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2.  The rights of the holders of the Series A Preferred Stock under the first sentence of this Section 3.2 shall terminate on the first date following the Series B Issue Date (as defined below) on which there are no issued and outstanding shares of Series A Preferred Stock, and the rights of the holders of the Series Preferred under the first sentence of this Section 3.2 shall terminate on the first date following the Series B Issue Date on which there are no issued and outstanding shares of Series Preferred.

3.3                               Series Preferred Protective Provisions.  For so long as any shares of Series Preferred are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, either directly or indirectly by amendment, merger, consolidation, reclassification or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of a Required Majority, given in writing or by vote at a meeting:

3.3.1                     liquidate, dissolve or wind-up the business and affairs of the Corporation;

3.3.2                     effect any Deemed Liquidation Event;

3.3.3                     effect any share exchange with any other corporation or any other transaction which results in the shares of capital stock of the Corporation outstanding immediately prior to such exchange or transaction representing, immediately following such exchange or transaction, less than a majority, by voting power, of the capital stock of the Corporation (an “Exchange”), provided that, for the purpose of this Subsection 3.3.3, all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such exchange or transaction or upon conversion of Convertible Securities outstanding immediately prior to such exchange or transaction shall be deemed to be outstanding;

3.3.4                     amend or alter any of the powers, preferences, privileges or rights of the Series B Preferred Stock or Series A Preferred Stock;

3.3.5                     increase or decrease the authorized number of shares of Series B Preferred Stock, Series A Preferred Stock or Common Stock;

3.3.6                     amend, alter, repeal or waive any provision of the Certificate of Incorporation or the Bylaws of the Corporation (the “Bylaws”);

3.3.7                     create or authorize the creation of, or reclassify any existing shares of capital stock into, or issue (other than pursuant to the terms of the Purchase Agreement (as defined below)) any shares of any additional class or series of capital stock, or create or authorize any obligation or security convertible into shares of capital stock, in all cases unless the same ranks junior to the Series B Preferred Stock and Series A Preferred Stock, in all respects, including with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption;

3.3.8                     purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of capital stock of the Corporation or any securities convertible into shares of capital stock of the Corporation, or pay or declare any dividend or make any distribution on any shares of capital stock of the Corporation, other than (i) redemptions of or dividends or distributions on the Series Preferred as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of cost or the fair market value thereof, (iv) as permitted by any stock option plan, stock purchase plan, employee benefit plan or similar plan approved by the Board (including at least a majority of the Series Preferred Directors) and (v) as otherwise approved by the Board (including at least a majority of the Series Preferred Directors);

3.3.9                     increase or decrease the authorized number of directors constituting the Board;

3.3.10              enter into any transaction with any of the Corporation’s officers, directors, employees or Affiliates (as defined below) (or any Affiliates of any of the foregoing), other than (i) in the ordinary course of business and pursuant to the reasonable requirements of the Corporation’s business and upon fair and reasonable terms at least as fair to the Corporation as could have been obtained on an arm’s length basis, (ii) as approved by the Board (including at least a majority of the Series Preferred Directors) or (iii) for any loan or advance (x) for ordinary travel, entertainment and similar expenses, (y) pursuant to any stock option plan, stock purchase plan, employee benefit plan or similar plan approved by the Board (including at least a majority of the Series Preferred Directors) or (z) not in excess of $25,000 in the aggregate (if an advance);

3.3.11              undertake any public offering of the Common Stock registered under the Securities Act of 1933, as amended (the “Securities Act”), excluding any registration for a Qualified IPO (as defined below);

3.3.12              make any material change in the Corporation’s business except as approved by the Board (including at least a majority of the Series Preferred Directors);

3.3.13              enter into any exclusive license of the Corporation’s material intellectual property except as approved by the Board (including at least a majority of the Series Preferred Directors); or

3.3.14              consent to or enter into an agreement to do any of the actions listed in Subsections 3.3.1 through 3.3.13 above unless the same is conditioned upon, or otherwise subject to, approval of the holders of the then outstanding shares of Series Preferred as contemplated by this Section 3.3.

4.                                      Optional Conversion.  The holders of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):

4.1                               Right to Convert.

4.1.1                     Conversion Ratio.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, only following the earlier of a 3rd Tranche Closing or the 3rd Tranche Deadline (as such terms are defined in the Purchase Agreement (which is defined below)) and from time to time thereafter (subject to Subsection 4.1.2), and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time (subject to Subsection 4.1.2) and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion.  The “Series B Conversion Price” shall initially be equal to $1.03, the “Series A Conversion Price” shall initially be equal to $0.70, and the Series B Conversion Price and the Series A Conversion Price are referred to herein as the “Conversion Prices.”  Such initial Series B Conversion Price and Series A Conversion Price, and the rates at which shares of Series B Preferred Stock and Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2                     Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Preferred.

4.2                               Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3                               Mechanics of Conversion.

4.3.1                     Notice of Conversion.  In order for a holder of Series Preferred to voluntarily convert shares of Series Preferred into shares of Common Stock, such holder shall surrender the certificates for such shares of Series Preferred (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred represented by such certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificates shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series Preferred, or to such holder’s nominees, certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series Preferred represented by the surrendered certificates that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series Preferred converted.

4.3.2                     Reservation of Shares.  The Corporation shall at all times when the Series Preferred shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series Preferred, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing a Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series Preferred, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3                     Effect of Conversion.  All shares of Series Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series Preferred so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.

4.3.4                     No Further Adjustment.  Upon any such conversion, no adjustment to a Conversion Price shall be made for any declared but unpaid dividends on the Series Preferred surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5                     Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4                               Adjustments to Conversion Prices for Diluting Issues.

4.4.1                     Special Definitions.  For purposes of this Article Fourth, the following definitions shall apply:

(a)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)                                 “Series B Issue Date” shall mean the date of filing of this Amended and Restated Certificate of Incorporation.

(c)                                  “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)                                 “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series B Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)                                     shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on, or upon any conversion, pursuant to this Section 4 or Section 5 below, of Series Preferred;

(ii)                                  shares of Common Stock, Options or Convertible Securities issued by reason of any dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;

(iii)                               shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement in existence as of the Series B Issue Date or subsequently approved by the Board, including at least a majority of the Series Preferred Directors;

(iv)                              shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)                                 shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction for other than primarily equity capital raising purposes, in each case, approved by the Board, including at least a majority of the Series Preferred Directors;

(vi)                              shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, including at least a majority of the Series Preferred Directors;

(vii)                           shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board, including at least a majority of the Series Preferred Directors; and

(viii)                        shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by the Board, including at least a majority of the Series Preferred Directors.

4.4.2                     No Adjustment of Conversion Prices.  Notwithstanding any provision herein to the contrary:  (i) no adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock agreeing, either retroactively (so long as no certificate of adjustment has been delivered pursuant to Section 4.9 below with respect to the adjustment otherwise at issue) or prospectively and either generally or in a particular instance, that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock; and (ii) no adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series B Preferred Stock agreeing, either retroactively (so long as no certificate of adjustment has been delivered pursuant to Section 4.9 below with respect to the adjustment otherwise at issue) or prospectively and either generally or in a particular instance, that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3                     Deemed Issue of Additional Shares of Common Stock.

(a)                                 If the Corporation at any time or from time to time after the Series B Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible

Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) such Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security or (ii) such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                                  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Issue Date), are revised after the Series B Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)                                 Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                                  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to a Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to a Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4                     Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series B Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than a Conversion Price in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)                                 “CP2” shall mean such Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b)                                 “CP1” shall mean such Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)                                  “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series Preferred) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)                                 “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5                     Determination of Consideration.  For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property:  Such consideration shall:

(i)                                    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                 insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board (including at least a majority of the Series Preferred Directors); and

(iii)                              in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board (including at least a majority of the Series Preferred Directors).

(b)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)                                    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                 the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6                     Multiple Closing Dates.  Excluding any adjustments pursuant to Subsection 4.4.4(b), in the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series B Issue Date effect a subdivision of the outstanding Common Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series Preferred shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series B Issue Date combine the outstanding shares of Common Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series Preferred shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series B Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common

Stock, then and in each such event each Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 4.6 as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of the applicable Series Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of the applicable Series Preferred had been converted into Common Stock on the date of such event.

4.7                               Adjustment for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series B Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series Preferred shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.

4.8                               Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series Preferred) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series Preferred shall thereafter be convertible (in lieu of the Common Stock into which it was convertible prior to such event) into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Series Preferred immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series Preferred, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series Preferred.

4.9                               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series Preferred is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series Preferred (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Prices then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series Preferred.

4.10                        Notice of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation (including, for this purpose, any Exchange), any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Preferred a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Preferred) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series Preferred and the Common Stock.  Unless the event at issue has been approved by a Required Majority, such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.                                      Mandatory Conversion.

5.1                               Certain Mandatory Conversions.

5.1.1                     Trigger Events.  Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $2.10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $30,000,000 of gross proceeds to the Corporation (a “Qualified IPO”), or (b) the date and time, or the occurrence of an event, specified by vote or written consent of a Required Majority (the time of such closing, or the time specified in, or the time of the event specified in, the vote or written consent is referred to herein as the “Mandatory Conversion Time”), all outstanding shares of Series Preferred shall automatically be converted into shares of Common Stock, at the then effective conversion rates, and such shares may not be reissued by the Corporation.

5.1.2                     Procedure.  With respect to any conversion pursuant to Section 5.1., all holders of record of shares of Series Preferred shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Preferred pursuant to Subsection 5.1.1.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of any such notice, each holder of shares of Series Preferred at issue shall surrender such holder’s certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing.  All rights with respect to the Series Preferred converted pursuant to Subsection 5.1.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time, except only the rights of the holders thereof, upon surrender of their certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.1.2.  As soon as practicable after the Mandatory Conversion Time, and the surrender of the certificates (or lost certificate affidavit and agreement) for Series Preferred at issue, the Corporation shall issue and deliver to such holder, or to such holder’s nominees, certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series Preferred converted.  Such converted Series Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.

5.2                               February 2012 Financing — Pay-to-Play Conversion.

5.2.1                     Definitions.  The following terms shall have their respective meanings:

(a)                                 “1st Tranche Closing,” “2nd Tranche Closing,” “2nd Tranche Purchaser,” “3rd Tranche Closing,” “3rd Tranche Purchaser,” “Affiliate” and “Majority-in-Interest” have the respective meanings assigned to such terms in the Purchase Agreement.

(b)                                 “2nd Tranche Committed Shares” means, as to any 2nd Tranche Purchaser, the shares of Series B Preferred Stock that such 2nd Tranche Purchaser is obligated to purchase pursuant to Section 1.4 of the Purchase Agreement in the event of a 2nd Tranche Closing.

(c)                                  “3rd Tranche Committed Shares” means, as to any 3rd Tranche Purchaser, the shares of Series B Preferred Stock that such 3rd Tranche Purchaser is obligated to purchase pursuant to Section 1.5 of the Purchase Agreement in the event of a 3rd Tranche Closing.

(d)                                 “Permitted Assignee” means the assignee of any 2nd Tranche Purchaser’s obligations with respect to a 2nd Tranche Closing, or the assignee of any 3rd Tranche Purchaser’s obligations with respect to a 3rd Tranche Closing, if such assignee (i) is an Affiliate of such 2nd Tranche Purchaser or 3rd Tranche Purchaser, as applicable, or (ii) has been expressly approved as the assignee of such obligations by a Majority-in-Interest.

(e)                                  “Purchase Agreement” means that certain Series B Preferred Stock Purchase Agreement in the form attached as an exhibit to that certain Action by Unanimous Written Consent of the Board of Directors of the Corporation, dated as of February 2, 2012, as the same may be amended from time to time pursuant to its terms.

(f)                                   “Subject Shares” mean:  (i) as to any 2nd Tranche Purchaser and collectively, any shares of Series B Preferred Stock purchased by such 2nd Tranche Purchaser pursuant to the Purchase Agreement at any 1st Tranche Closing; or (ii) as to any 3rd Tranche Purchaser and collectively, any shares of Series B Preferred Stock purchased by such 3rd Tranche Purchaser pursuant to the Purchase Agreement at any 1st Tranche Closing or 2nd Tranche Closing.

5.2.2                     Conversion.

(a)                                 Unless a 2nd Tranche Purchaser (or its Permitted Assignee) shall, in the event of a 2nd Tranche Closing, purchase all of the 2nd Tranche Committed Shares that such 2nd Tranche Purchaser is obligated to purchase pursuant to the Purchase Agreement, then concurrent with the 2nd Tranche Closing and notwithstanding that any such shares may have been transferred to another holder, all (100%) of such 2nd Tranche Purchaser’s Subject Shares shall automatically be converted into fully paid and nonassessable shares of Common Stock at 33-1/3% of the then applicable conversion rate (e.g., a conversion rate determined by dividing an amount equal to 33-1/3% of the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion — or a conversion rate intended to result in the issuance of only 33-1/3% of the amount of shares of Common Stock otherwise issuable pursuant to the Conversion Rights).

(b)                                 Unless a 3rd Tranche Purchaser (or its Permitted Assignee) shall, in the event of a 3rd Tranche Closing, purchase all of the 3rd Tranche Committed Shares that such 3rd Tranche Purchaser is obligated to purchase pursuant to the Purchase Agreement, then concurrent with the 3rd Tranche Closing and notwithstanding that any such shares may have been transferred to another holder, all (100%) of such 3rd Tranche Purchaser’s Subject Shares shall automatically be converted into fully paid and nonassessable shares of Common Stock at 33-1/3% of the then applicable conversion rate (e.g., a conversion rate determined by dividing an amount equal to 33-1/3% of the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion — or a conversion rate intended to result in the issuance of only 33-1/3% of the amount of shares of Common Stock otherwise issuable pursuant to the Conversion Rights).

(c)                                  Any automatic conversion pursuant to the foregoing Subsections 5.2.2(a) or 5.2.2(b) is herein referred to as a “Pay-to-Play Conversion.”

5.2.3                     Procedure.  Upon the occurrence of any Pay-to-Play Conversion(s), the applicable shares of Series B Preferred Stock of the 2nd Tranche Purchaser(s) or 3rd Tranche Purchaser(s) at issue shall be converted into Common Stock automatically without the need for any further action by such 2nd Tranche Purchaser(s) or 3rd Tranche Purchaser(s) and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and all rights with respect to the Series B Preferred Stock converted pursuant to this Section 5.2 shall terminate; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock into which a 2nd Tranche Purchaser’s or 3rd Tranche Purchaser’s shares of Series B Preferred Stock have been converted until certificates representing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the 2nd Tranche Purchaser or 3rd Tranche Purchaser, as applicable, notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of any shares of Series B Preferred Stock, each 2nd Tranche Purchaser or 3rd Tranche Purchaser of such shares of Series B Preferred Stock at issue shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred Stock.  Thereupon, there shall be issued and delivered to such 2nd Tranche Purchaser or 3rd Tranche Purchaser, as applicable, promptly at such office and in such 2nd Tranche Purchaser’s or 3rd Tranche Purchaser’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock at issue were converted on the date on which such automatic conversion occurred.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock pursuant to this Section 5.2.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock of the 2nd Tranche Purchaser or 3rd Tranche Purchaser, as applicable, automatically converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion pursuant to this Section 5.2.

6.                                      Converted, Redeemed or Otherwise Acquired Shares.  Any shares of Series Preferred that are converted, redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of shares of Series Preferred following any redemption or acquisition of such shares by the Corporation or any of its subsidiaries.

7.                                      Waiver.  Without limiting the provisions of Section 3.3:  (i) any of the rights, powers, preferences and other terms specific to the Series B Preferred Stock as set forth herein (other than any limitations or restrictions) may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding; (ii) any of the rights, powers, preferences and other terms specific to the Series A Preferred Stock as set forth herein (other than any limitations or restrictions) may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding; and (iii) any of the rights, powers, preferences and other terms otherwise applicable to the Series Preferred as set forth herein (other than any limitations or restrictions) may be waived on behalf of all holders of Series Preferred by the affirmative written consent or vote of a Required Majority.

8.                                      Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series Preferred shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:  Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

SIXTH:  Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws.

SEVENTH:  Elections of directors need not be by written ballot unless the Bylaws shall so provide.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law or such other law of the State of Delaware as so amended.  Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  The following indemnification provisions shall apply to the persons enumerated below.

1.                                      Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth or in respect of any counterclaims of an Indemnified Person made in response to a Proceeding not commenced by such Indemnified Person, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

2.                                      Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.                                      Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.                                      Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification under this Section 4 of persons who are non-director or non-officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person under this Section 4 in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5.                                      Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney’s fees) incurred by persons who are non-director or non-officer employees or agents in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

6.                                      Non-Exclusivity of Rights.  The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, provision of the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7.                                      Insurance.  The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

8.                                      Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH:  In connection with repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

TWELFTH:  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee or consultant of the Corporation or any of its subsidiaries, or (ii) any holder of Series Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee or consultant of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*     *     *

3.                                      That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.                                      That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 2nd day of February, 2012.

By:	/s/ Faheem Hasnain
	Name:	Faheem Hasnain
	Title:	Chief Executive Officer